Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 25, 2026, with respect to our audits of the consolidated financial statements of Soleno Therapeutics, Inc. (the “Company”) as of and for the year ended December 31, 2025 and the effectiveness of internal control over financial reporting of the Company as of December 31, 2025 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

San Francisco, CA

February 25, 2026